FOR IMMEDIATE RELEASE

                      WELLSFORD REAL PROPERTIES, INC.
                          ANNOUNCES REPURCHASE OF
                   2.6 MILLION OF ITS OUTSTANDING SHARES


NEW YORK, February 28, 2000 -- Wellsford Real Properties, Inc. (AMEX: WRP) today announced that it has repurchased approximately 2.6 million shares of its outstanding common stock from an institutional investor. The shares were repurchased at $8 per share, for total consideration of $20.6 million from cash on hand.

Jeffrey H. Lynford, Chairman of the Company stated, "Over the last four months the Company has repurchased approximately 4 million shares, reducing our total outstanding shares by 20% to 16.6 million shares. Based on our most recently released financials as of September 30, 1999, these repurchases have increased pro forma book value per share by approximately $.85 per share to $12.45 per share."

Certain statements in this press release constitute "forward-looking statements" under federal securities laws and involve known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, developmental risks, construction and lease-up delays and cost overruns, inability to comply with local zoning and other laws, environmental matters, demand by prospective tenants, defaults by tenants, lower than anticipated rents, availability of and cost of other properties and financing, and competition.

Wellsford Real Property is a real estate merchant banking firm headquartered in New York City, which acquires, finances, develops and operates real properties and organizes and invests in private and public real estate companies.

Press Contact:      Jeffrey H. Lynford
                    Chairman
                    Wellsford Real Properties, Inc.
                    (212) 838-3400